Exhibit 23.3



                       INDEPENDENT AUDITORS' CONSENT



We consent to the incorporation by reference in this Registration Statement of Diamond Shamrock, Inc. on Form S-3 and in Post-Effective Amendment No. 1 to Registration Statement No. 33-59451 of Diamond Shamrock, Inc. on Form S-3 of our report dated September 19, 1995 (insofar as it relates to the consolidated financial statements for the year ended June 30, 1995), appearing in the Annual Report on Form 10-K of National Convenience Stores Incorporated for the year ended June 30, 1995. We also consent to the reference to us under the heading "Experts" in the Prospectus, which is part of such Registration Statements.



/s/ DELOITTE & TOUCHE LLP


    DELOITTE & TOUCHE LLP
    Houston, Texas


May 17, 1996







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